Exhibit 99.2

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland Humana Corporate Communications (502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports Fourth Quarter and Full Year 2013 Financial Results;

Reaffirms 2014 Financial Guidance

•	2014 EPS guidance of $7.25 to $7.75 reaffirmed

•	2014 Medicare Advantage membership growth estimate raised to 370,000 to 410,000

•	2014 Medicare stand-alone PDP membership growth estimates raised to 450,000 to 500,000

•	2014 health care exchange enrollment applications currently exceed 200,000

•	2013 EPS of $7.73 up 3 percent over the prior year (includes $0.99 per share of benefits expense for closed block long-term care reserves strengthening)

LOUISVILLE, KY (February 5, 2014) – Humana Inc. (NYSE: HUM) today reported a loss per share for the quarter ended December 31, 2013 (4Q13) of $0.19, compared to diluted earnings per common share (EPS) of $1.19 for the quarter ended December 31, 2012 (4Q12). For the year ended December 31, 2013 (FY13) the company reported EPS of $7.73 compared to $7.47 for the year ended December 31, 2012 (FY12).

$ in millions except EPS	FY13 GAAP	FY13 Non-GAAP(a)	FY12 GAAP	Year-over- year Change
Pretax Results:
Retail Segment	$1,283	$1,283	$1,161	11%
Employer Group Segment	$322	$322	$277	16%
Healthcare Services Segment	$549	$549	$463	19%
Other Businesses	($193)	$50	($18)
Consolidated	$1,921	$2,164	$1,911	13%
EPS	$7.73	$8.72	$7.47	17%

Full-year pretax results rose year over year for each of the company’s business segments. The full-year pretax loss for Other Businesses included incremental pretax benefits expense of $243 million ($0.99 per share) (b) in 4Q13 for reserve strengthening in the company’s closed block of long-term care insurance policies as described further below.

The company reaffirmed its estimate for EPS for the year ending December 31, 2014 (FY14) to be in the range of $7.25 to $7.75. The company’s 2014 EPS estimate reflects a continuing expectation of solid performance from the company’s existing businesses as well as the previously disclosed $0.50 to $0.90 per share in investment spending and startup expenses for the company’s newer state-based contracts(c) and health care exchange businesses.

“We are pleased that all of Humana’s business segments showed improved results year over year in 2013,” said Bruce D. Broussard, President and Chief Executive Officer of Humana. “Although we continue to have confidence in our 2014 earnings projections given the strength of our integrated care delivery model and better-than-expected Medicare membership growth, continued growth in 2015 and beyond will be driven by the degree of headwinds presented by public policy surrounding government programs.”

CONSOLIDATED HIGHLIGHTS

Consolidated revenues

The 4Q13 consolidated revenues were $10.19 billion, an increase of 7 percent from $9.56 billion in 4Q12, with total premiums and services revenue also up 7 percent compared to the prior year’s quarter. The year-over-year increase in premiums and services revenue was primarily driven by higher Retail and Employer Group segment revenues resulting from higher average individual and group Medicare membership, partially offset by the impact of sequestration.

FY13 consolidated revenues rose $2.19 billion, or 6 percent, to $41.31 billion from $39.13 billion in FY12, with total premiums and services revenue of $40.94 billion up 6 percent, increasing $2.20 billion from $38.74 billion in the prior year period. These revenue increases were driven primarily by higher average individual and group Medicare membership, partially offset by the impact of sequestration and a change in TRICARE contract accounting, which beginning on April 1, 2012 is accounted for as self-funded versus fully-insured for the previous contract.

Consolidated benefits expense

The 4Q13 consolidated benefit ratio (benefits expense as a percent of premiums) of 85.8 percent increased by 210 basis points from 83.7 percent for the prior year’s quarter due primarily to $243 million in incremental pretax benefits expense for the reserves strengthening in the company’s closed block of long-term care insurance policies described below. The company experienced favorable prior-year medical claims reserve development of $42 million in 4Q13 compared to $22 million in 4Q12.

The FY13 consolidated benefit ratio of 83.9 percent increased by 20 basis points from 83.7 percent in FY12 also due primarily to the 4Q13 long-term care reserve strengthening. The company experienced favorable prior-year medical claims reserve development of approximately $474 million in FY13 compared to $257 million in FY12.

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 18.9 percent for 4Q13 increased from 17.5 percent in 4Q12, primarily reflecting higher Retail and Employer Group ratios, partially offset by improved operating leverage in the Healthcare Services segment.

The FY13 consolidated operating cost ratio of 15.5 percent increased from 15.1 percent in FY12, due to the impact of the accounting treatment for the company’s TRICARE South Region contract as described above, partially offset by improved operating leverage in our Retail, Employer Group, and Healthcare Services segments.

Closed block of long-term care insurance policies

In connection with its strategic acquisition of KMG America in 2007, the company acquired a non-strategic closed block of long-term care insurance policies. These policies were sold between 1995 and 2005, of which 33,300 remained in force as of December 31, 2013. During 4Q13 the company recorded a reserve strengthening of $243 million pretax, or $0.99 per share(b), for this closed block of policies as it determined that the present value of future premiums, together with its existing reserves were not adequate to provide for future policy benefits. This adjustment was driven primarily by an increase in policyholder longevity and persistency, increases in home health care utilization and a lower interest rate environment. The effect on statutory surplus for the impacted insurance subsidiary was significantly offset by the utilization of tax loss carry-forwards. As a result, there is no significant impact expected on subsidiary dividends or parent cash flows for 2014.

Balance sheet

At December 31, 2013, the company had cash, cash equivalents, and investment securities of $10.94 billion, down $215 million from $11.15 billion at December 31, 2012, reflecting lower net unrealized gains due to the increase in market interest rates during 2013, partially offset by higher balances associated with increased revenues for FY13 versus FY12.

Parent company cash and short-term investments of $508 million at December 31, 2013 decreased $168 million from $676 million at September 30, 2013, primarily reflecting share repurchases, capital expenditures, and payment of a cash dividend to shareholders during 4Q13. Cash and short-term investments at the parent increased $162 million year over year from $346 million at December 31, 2012, due primarily to a higher profit contribution by non-regulated businesses and lower subsidiary capital contributions, partially offset by higher share repurchase activity.

Days in claims payable of 47.8 at December 31, 2013 decreased 1.7 days from 49.5 days at September 30, 2013 due to a reduction in claims inventories.

Debt-to-total capitalization at December 31, 2013 was 21.8 percent, up 50 basis points from 21.3 percent at September 30, 2013, and down 100 basis points from 22.8 percent at December 31, 2012. The year-over-year decline reflects higher net income for the full year, while the sequential increase results primarily from the reserve strengthening in the closed block of long-term care insurance policies discussed above.

Cash flows from operations

Cash flows used in operations for 4Q13 were $16 million compared to cash flows provided by operations of $205 million in 4Q12. For FY13, cash flows provided by operations totaled $1.72 billion versus $1.92 billion during FY12. The 4Q13 year-over-year decrease in cash flows from operations primarily reflects increased marketing and distribution costs in 4Q13 associated with higher-than-projected sales from the recently completed Annual Election Period (AEP) for Medicare beneficiaries together with investment spending for health care exchanges and state-based contracts(c). The FY13 year-over-year decrease reflected the same items impacting the fourth quarter year-over-year comparison as well as the payment of Part D risk corridors settlements for prior years.

Share repurchases and cash dividends

During 4Q13, the company executed share repurchases of $201 million, or approximately 1,994,800 of its outstanding shares, at an average price of $100.56 per share. For the full year, the company executed repurchases of $502 million, or approximately 5,774,500 shares, at an average price of $86.97 per share. In April 2013, the Board of Directors replaced its previous share repurchase authorization (of which approximately $557 million remained unused) with a new $1 billion repurchase authorization. As of February 5, 2014, approximately $580 million of the current repurchase authorization was remaining, with an expiration date of June 30, 2015.

The company paid cash dividends to its stockholders totaling $43 million in 4Q13 and $168 million in FY13.

RETAIL SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals, and includes the company’s contract with CMS to administer the LI-NET program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits.

Retail Segment Highlights

Pretax results:

•	Retail segment pretax income of $177 million in 4Q13 compared to $248 million in 4Q12, a decrease of $71 million, primarily reflecting an increase in the segment’s operating cost ratio.

•	For FY13, pretax earnings for the Retail segment of $1.28 billion increased by $122 million from FY12 pretax earnings of $1.16 billion. The year-to-date increase resulted primarily from membership growth and a decline in the segment’s operating cost ratio.

Enrollment:

•	Individual Medicare Advantage membership was 2,068,700 as of December 31, 2013, an increase of 141,100, or 7 percent, from 1,927,600 at December 31, 2012, primarily due to a successful enrollment season associated with the 2013 plan year as well as sales to newly-eligible Medicare beneficiaries throughout the year.

•	Individual Medicare Advantage net membership growth during 2013 included the divestiture of 12,600 members acquired with the March 2012 Arcadian Management Services, Inc. transaction, in accordance with the company’s previously disclosed agreement with the United States Department of Justice.

•	January 2014 individual Medicare Advantage membership approximated 2,319,000, up approximately 250,000 or 12 percent from December 31, 2013, reflecting net membership additions meaningfully above the company’s expectations for the recently completed AEP for Medicare beneficiaries.

•	Membership in the company’s individual stand-alone Prescription Drug Plans (PDPs) was 3,271,700 at December 31, 2013, up 219,000 or 7 percent, from 3,052,700 at December 31, 2012. These increases resulted primarily from growth in the company’s innovative Humana-Walmart plan offering.

•	January 2014 individual stand-alone PDP membership grew to approximately 3,684,000, an increase of approximately 412,000 or 13 percent from December 31, 2012, also meaningfully above the company’s expectations for net additions during the AEP.

•	Individual commercial membership increased to 505,400 at December 31, 2013, an increase of 61,400 or 14 percent, from 444,000 at December 31, 2012. This membership growth reflects net new sales in 2013.

•	Enrollment applications for the company’s 2014 health care exchange offerings totaled approximately 202,000 through January 31, 2014. The health care exchange open enrollment process began on October 1, 2013 and continues through March 31, 2014.

•	Medical membership in state-based Medicaid plans increased to 85,500 at December 31, 2013, an increase of 33,400 or 64 percent, from 52,100 at December 31, 2012. This increase was primarily driven by the addition of Medicaid Temporary Assistance for Needy Families (TANF) and Long-Term Support Services (LTSS) membership from state-based contracts in Kentucky and Florida.

•	Membership in individual specialty products(d) of 1,042,500 at December 31, 2013 increased 93,800 or 10 percent from 948,700 at December 31, 2012, primarily due to increased membership in dental and vision offerings.

Premiums and services revenue:

•	The 4Q13 premiums and services revenue for the Retail segment was $6.83 billion, an increase of 10 percent from $6.22 billion in 4Q12. The increase resulted primarily from a 7 percent increase in average individual Medicare Advantage membership year over year that more than offset the impact of sequestration.

Benefits expense:

•	The 4Q13 benefit ratio for the Retail segment of 82.7 percent decreased slightly from 82.8 percent in 4Q12. Retail segment benefits expense for 4Q13 included the beneficial effect of $28 million in favorable prior-year development compared to $14 million in 4Q12.

Operating costs:

•	The Retail segment’s operating cost ratio of 14.5 percent in 4Q13 increased 140 basis points from 13.1 percent in 4Q12. The increase resulted primarily from investment spending for state-based contracts(c) and health care exchanges, along with higher marketing and distribution costs associated with higher-than-projected sales from the recently completed Medicare AEP, partially offset by cost efficiencies associated with higher average membership as well as the company’s continued focus on operating cost reductions.

EMPLOYER GROUP SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, as well as ASO products and health and wellness solutions businesses primarily marketed to employer groups.

Employer Group Segment Highlights

Pretax results:

•	The 4Q13 Employer Group segment pretax loss of $79 million compared to a pretax loss of $16 million in 4Q12, reflecting higher benefit and operating cost ratios for the segment.

•	For FY13, pretax earnings for the Employer Group segment of $322 million increased by $45 million from FY12 pretax earnings of $277 million. The full year increase reflects the company’s improved operating performance over the prior year driven by group Medicare membership growth and lower benefit and operating cost ratios for the segment.

Enrollment:

•	Fully-insured group Medicare Advantage membership was 429,100 at December 31, 2013, an increase of 58,300 members or 16 percent, from 370,800 at December 31, 2012, primarily reflecting the January 2013 addition of a new large group retirement account.

•	On January 1, 2013, the company lost its sole ASO group Medicare Advantage account which had 27,700 members at December 31, 2012.

•	Group fully-insured commercial medical membership was 1,237,000 at December 31, 2013, an increase of 25,200 or 2 percent, from 1,211,800 at December 31, 2012, as higher small group business membership was generally offset by lower membership in large group accounts. Approximately 61 percent of group fully-insured commercial medical membership was in small group accounts at December 31, 2013 compared to 59 percent at December 31, 2012.

•	Group ASO commercial medical membership decreased to 1,162,800 at December 31, 2013, compared to 1,237,700 at December 31, 2012. This decline reflected continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Membership in Employer Group specialty products(d) declined to 6,780,800 at December 31, 2013, a decrease of 355,400 or 5 percent, from 7,136,200 at December 31, 2012. This decrease resulted from a decline in vision membership related to the company’s planned discontinuance of certain unprofitable product distribution partnerships.

•	Membership in the HumanaVitality® wellness rewards program of 2,831,000 at December 31, 2013 rose 66 percent from 1,705,400 at December 31, 2012.

Premiums and services revenue:

•	The 4Q13 premiums and services revenue for the Employer Group segment was $2.85 billion, up approximately 8 percent from $2.64 billion in 4Q12, primarily reflecting the impacts of higher average group Medicare Advantage membership.

Benefits expense:

•	The 4Q13 benefit ratio for the Employer Group segment was 87.5 percent, an increase of 120 basis points from 86.3 percent for 4Q12. The year-over-year increase in the benefit ratio primarily resulted from a higher benefit ratio in the company’s large group fully-insured business. Employer Group segment benefits expense for 4Q13 included the beneficial effect of $14 million in favorable prior-year development compared to $7 million in 4Q12.

Operating costs:

•	The Employer Group segment’s operating cost ratio was 18.1 percent in 4Q13, an increase of 70 basis points from 17.4 percent in 4Q12, primarily reflecting growth in commercial fully-insured small group accounts (which carry a higher operating cost ratio than group Medicare Advantage plans), partially offset by cost savings associated with operating cost reduction initiatives.

HEALTHCARE SERVICES SEGMENT

This segment includes services offered to the company’s health plan members as well as to third parties including pharmacy solutions, provider services, home based services, integrated behavioral health services, and predictive modeling and informatics services.

Healthcare Services Segment Highlights

Pretax results:

•	Healthcare Services segment pretax income of $137 million in 4Q13 increased from $66 million in 4Q12, as revenue growth and increased profit contribution from the pharmacy solutions business, the Metropolitan Health Networks, Inc. (Metropolitan) acquisition, and the home based services business were partially offset by previously-planned investment spending associated with the integration and build-out of provider practices. The growth in pretax income associated with our home based services business reflects the increase in home based services provided to our Medicare Advantage members.

•	For FY13, pretax earnings for the Healthcare Services segment of $549 million increased by $86 million from FY12 pretax earnings of $463 million, reflecting the same factors impacting the fourth quarter year over year comparison.

Revenues:

•	Revenues of $4.18 billion in 4Q13 for the Healthcare Services segment increased $900 million, or 27 percent, from $3.28 billion in 4Q12, primarily due to growth in the company’s pharmacy solutions and provider services businesses and its 2012 acquisition of Metropolitan.

Operating costs:

•	The Healthcare Services segment’s operating cost ratio was 95.8 percent in 4Q13, a decrease of 140 basis points from 97.2 percent in 4Q12, primarily reflecting acquisition costs related to Metropolitan incurred in 2012 that did not recur in 2013.

Operating statistics:

•	Primary care providers in risk arrangements of approximately 11,300 at December 31, 2013 increased 23 percent from 9,200 at December 31, 2012 primarily driven by the company’s focus on increasing the number of members served through these risk arrangements.

•	Membership in the Humana Chronic Care Program rose to 280,200 at December 31, 2013, up 86 percent from 151,000 at December 31, 2012 reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement, particularly for our Medicare Advantage membership.

•	Pharmacy script volumes of 274.3 million for the year ended December 31, 2013 increased 15 percent compared to 238.2 million for the year ended December 31, 2012 driven primarily by higher average membership in the company’s Medicare Advantage and stand-alone PDP offerings.

OTHER BUSINESSES

The Other Businesses category consists of the company’s military services, Puerto Rico Medicaid, and closed-block long-term care insurance policies. The military services business consists primarily of the company’s TRICARE South Region contract.

Other Businesses Highlights

Pretax results:

•	Other Businesses reported a pretax loss of $244 million in 4Q13 versus pretax loss of $23 million in 4Q12, primarily reflecting the $243 million(b) of reserves strengthening for the company’s closed block of long-term care insurance policies described above.

•	For FY13, Other Businesses reported a pretax loss of $193 million compared to a pretax loss of $18 million in FY12, primarily reflecting the impact of the reserves strengthening noted above partially offset by the beneficial effect of the previously-disclosed favorable settlement of contract claims with the Department of Defense.

Premium revenue:

•	Premium revenue for Other Businesses declined substantially in 4Q13 compared to 4Q12 due to the previously announced exit from the company’s Puerto Rico Medicaid business effective September 30, 2013.

Footnotes

(a)	The Company has included certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) in its summary of financial results within this earnings press release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Reconciliation of GAAP to non-GAAP amounts are as follows:

in millions, except for EPS	Other Businesses Pretax FY 2013	Consolidated Pretax FY 2013	EPS
GAAP	($193)	$1,921	$7.73
Reserve strengthening for closed block of long-term care insurance policies (b)	243	243	0.99
Non-GAAP	$50	$2,164	$8.72

(b)	During the fourth quarter of 2013, the company strengthened future policy benefit reserves related to our closed block of long-term care insurance policies in the amount of $243 million, net of reinsurance. This closed block of policies was acquired in connection with our acquisition of KMG America in late 2007. No policies in this block have been sold since 2005.
(c)	State-based contracts include the company’s operations and membership associated with Medicaid benefits provided for dual-eligible, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) programs.
(d)	The company provides a full range of insured specialty products including dental, vision and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by CMS’s adoption of a new coding set for diagnoses (commonly known as ICD-10).

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. In addition, if Humana is unable to adjust its business model to address the non-deductible health insurance industry fee and other assessments, including the three-year commercial reinsurance fee, such as through the reduction of the company’s operating costs, there can be no assurance that the non-deductible health insurance industry fee and other assessments would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	Humana’s participation in, and the operational functionality of, the new federal and state health care exchanges, which have experienced certain technical difficulties in their early implementation and which entail uncertainties associated with mix and volume of business, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	Any failure to manage operating costs could hamper Humana’s profitability.

•	Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	Changes in economic conditions could adversely affect Humana’s business and results of operations.

•	Federal government contracts account for a substantial portion of our revenue and earnings. A delay by Congress in raising the federal government’s debt ceiling, should it occur, could lead to a delay, reduction, suspension or cancellation of federal government spending that could, in turn, have a material adverse effect on our business, cash flows, and profitability.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

•	Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2012 (as amended);

•	Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013; and

•	Form 8-Ks filed during 2013 and 2014.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom the company has relationships.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases;

•	Replays of most recent earnings release conference calls;

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of February 5, 2014

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2014	Comments
Diluted earnings per common share	$7.25 to $7.75	Includes $0.50 to $0.90 per share in investment spending for state-based contracts(c) and individual health care exchange businesses.

Revenues
Consolidated	$46 billion to $48 billion	Revenues include expected interest income.

Segments		Segment-level revenues include intersegment amounts that eliminate in consolidation.
Retail segment	$31 billion to $33 billion

Employer Group segment	$12 billion to $13 billion

Healthcare Services segment	$17.5 billion to $18.5 billion

Consolidated interest expense	$350 million to $400 million	Interest income is included in revenue guidance above.

Change in ending medical membership

Retail segment

Medicare Advantage (MA)	Up 320,000 to 340,000	Includes MA membership sold directly to individuals as well as dual-eligible MA members from state-based contracts(c).

Medicare stand-alone PDPs	Up 450,000 to 500,000	Medicare stand-alone PDP membership excludes LI-NET

State-based Medicaid	Up 225,000 to 275,000	Includes Medicaid Temporary Assistance for Needy Families (TANF) which contracts are generally reinsured through partnering relationships, and Long-Term Support Services (LTSS) membership from state-based contracts(c).

Individual commercial	Flat to Up 100,000	FY14 individual commercial includes membership expectations for both on-exchange and off-exchange enrollment.
Medicare Supplement	Up 20,000 to 40,000

Employer Group segment

Medicare Advantage	Up 50,000 to 70,000

Commercial fully-insured	Down 20,000 to 50,000

Commercial ASO	Down 40,000 to 75,000

Benefit ratios		Benefits expense as a percent of premiums.

Retail segment	83.0% to 85.0%

Employer Group segment	83.75% to 84.25%

Operating cost ratios		Operating costs as a percent of total revenues excluding investment income.
Consolidated	15.4% to 16.0%

Healthcare Services segment	95.5% to 96.0%

Humana Inc. – Earnings Guidance Points as of February 5, 2014

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2014	Comments
Consolidated depreciation and amortization (D&A)		Certain D&A is included in benefits expense on the income statement but shown as a non-cash item on the cash flows statement.
Income statement	$340 million to $360 million
Cash flows statement	$445 million to $465 million

Consolidated interest expense	$140 million to $145 million

Pretax results		Segment-level pretax results include the impact of net investment income.
Retail segment	$1.35 billion to $1.45 billion
Employer Group segment	$250 million to $300 million
Healthcare Services segment	$500 million to $550 million

Effective Tax Rate	45% to 47%	Reflects the non-deductibility of the industry fee effective in FY14.

Diluted shares	Approximately 158.5 to 159.5 million	Projections exclude the impact of future share repurchases.

Cash flows from operations	$1.4 billion to $1.7 billion	Includes anticipated FY13 receivables of $250 million to $450 million related to health care exchange risk adjustment, reinsurance, and risk corridor provisions.

Capital expenditures	$525 million to $575 million

Humana Inc.

Statistical Schedules

And

Supplementary Information

4Q13 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

4Q13 Earnings Release

Contents

Page	Description
S-3-4	Consolidated Statements of Income
S-5-6	Quarterly Segment Financial Information
S-7-8	FY Segment Financial Information
S-9	Consolidated Balance Sheets
S-10-11	Consolidated Statements of Cash Flows
S-12	Key Income Statement Ratios and Segment Operating Results
S-13-15	Healthcare Services Segment Metrics
S-16	Membership Detail
S-17-18	Premiums and Services Revenue Detail
S-19	Medicare Summary
S-20	Investments
S-21-23	Benefits Payable Detail and Statistics
S-24	Footnotes

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended December 31,		Dollar	Percentage
	2013	2012	Change	Change
Revenues:
Premiums	$9,562	$8,980	$582	6.5%
Services	528	475	53	11.2%
Investment income	97	102	(5)	-4.9%

Total revenues	10,187	9,557	630	6.6%

Operating expenses:
Benefits	8,203	7,516	687	9.1%
Operating costs	1,908	1,655	253	15.3%
Depreciation and amortization	90	77	13	16.9%

Total operating expenses	10,201	9,248	953	10.3%

(Loss) income from operations	(14)	309	(323)	-104.5%
Interest expense	35	27	8	29.6%

(Loss) income before income taxes	(49)	282	(331)	-117.4%
(Benefit) provision for income taxes	(19)	90	(109)	-121.1%

Net (loss) income	$(30)	$192	$(222)	-115.6%

Basic (loss) earnings per common share	$(0.19)	$1.21	$(1.40)	-115.7%
Diluted (loss) earnings per common share	$(0.19)	$1.19	$(1.38)	-116.0%
Shares used in computing basic earnings per common share (000’s)	155,933	158,764
Shares used in computing diluted earnings per common share (000’s)	155,933	160,682

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Year Ended December 31,		Dollar	Percentage
	2013	2012	Change	Change
Revenues:
Premiums	$38,829	$37,009	$1,820	4.9%
Services	2,109	1,726	383	22.2%
Investment income	375	391	(16)	-4.1%

Total revenues	41,313	39,126	2,187	5.6%

Operating expenses:
Benefits	32,564	30,985	1,579	5.1%
Operating costs	6,355	5,830	525	9.0%
Depreciation and amortization	333	295	38	12.9%

Total operating expenses	39,252	37,110	2,142	5.8%

Income from operations	2,061	2,016	45	2.2%
Interest expense	140	105	35	33.3%

Income before income taxes	1,921	1,911	10	0.5%
Provision for income taxes	690	689	1	0.1%

Net income	$1,231	$1,222	$9	0.7%

Basic earnings per common share	$7.81	$7.56	$0.25	3.3%
Diluted earnings per common share	$7.73	$7.47	$0.26	3.5%
Shares used in computing basic earnings per common share (000’s)	157,503	161,484
Shares used in computing diluted earnings per common share (000’s)	159,151	163,457

Humana Inc.

4Q13 Segment Financial Information

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$5,621	$1,167	$—	$—	$—	$6,788
Medicare stand-alone PDP	739	2	—	—	—	741

Total Medicare	6,360	1,169	—	—	—	7,529

Fully-insured	304	1,298	—	—	—	1,602
Specialty	55	272	—	—	—	327
Military services	—	—	—	3	—	3
Medicaid and other (A)	101	—	—	—	—	101

Total premiums	6,820	2,739	—	3	—	9,562

Services revenue:
Provider	—	6	293	—	—	299
ASO and other (B)	9	88	—	112	—	209
Pharmacy	—	—	20	—	—	20

Total services revenue	9	94	313	112	—	528

Total revenues—external customers	6,829	2,833	313	115	—	10,090

Intersegment revenues
Services	—	14	3,112	—	(3,126)	—
Products	—	—	753	—	(753)	—

Total intersegment revenues	—	14	3,865	—	(3,879)	—

Investment income	19	11	—	14	53	97

Total revenues	6,848	2,858	4,178	129	(3,826)	10,187

Operating expenses:
Benefits	5,642	2,396	—	267	(102)	8,203
Operating costs	992	514	4,003	99	(3,700)	1,908
Depreciation and amortization	37	27	38	7	(19)	90

Total operating expenses	6,671	2,937	4,041	373	(3,821)	10,201

Income (loss) from operations	177	(79)	137	(244)	(5)	(14)
Interest expense	—	—	—	—	35	35

Income (loss) before income taxes	$177	$(79)	$137	$(244)	$(40)	$(49)

Benefit ratio	82.7%	87.5%		nm		85.8%
Operating cost ratio	14.5%	18.1%	95.8%	86.1%		18.9%

nm-not meaningful

Humana Inc.

4Q12 Segment Financial Information (Recast) (C)

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$5,184	$1,005	$—	$—	$—	$6,189
Medicare stand-alone PDP	683	2	—	—	—	685

Total Medicare	5,867	1,007	—	—	—	6,874

Fully-insured	255	1,251	—	—	—	1,506
Specialty	46	277	—	—	—	323
Military services	—	—	—	11	—	11
Medicaid and other (A)	47	—	—	219	—	266

Total premiums	6,215	2,535	—	230	—	8,980

Services revenue:
Provider	—	5	266	—	—	271
ASO and other (B)	7	92	—	100	—	199
Pharmacy	—	—	5	—	—	5

Total services revenue	7	97	271	100	—	475

Total revenues—external customers	6,222	2,632	271	330	—	9,455

Intersegment revenues
Services	—	9	2,442	—	(2,451)	—
Products	—	—	565	—	(565)	—

Total intersegment revenues	—	9	3,007	—	(3,016)	—

Investment income	21	11	—	15	55	102

Total revenues	6,243	2,652	3,278	345	(2,961)	9,557

Operating expenses:
Benefits	5,143	2,187	—	253	(67)	7,516
Operating costs	817	459	3,186	111	(2,918)	1,655
Depreciation and amortization	35	22	26	4	(10)	77

Total operating expenses	5,995	2,668	3,212	368	(2,995)	9,248

Income (loss) from operations	248	(16)	66	(23)	34	309
Interest expense	—	—	—	—	27	27

Income (loss) before income taxes	$248	$(16)	$66	$(23)	$7	$282

Benefit ratio	82.8%	86.3%		110.0%		83.7%
Operating cost ratio	13.1%	17.4%	97.2%	33.6%		17.5%

Humana Inc.

FY 13 Segment Financial Information

In millions

		Employer	Healthcare	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$22,481	$4,710	$—	$—	$—	$27,191
Medicare stand-alone PDP	3,025	8	—	—	—	3,033

Total Medicare	25,506	4,718	—	—	—	30,224

Fully-insured	1,160	5,117	—	—	—	6,277
Specialty	210	1,095	—	—	—	1,305
Military services	—	—	—	25	—	25
Medicaid and other (A)	328	—	—	670	—	998

Total premiums	27,204	10,930	—	695	—	38,829

Services revenue:
Provider	—	19	1,223	—	—	1,242
ASO and other (B)	16	338	—	454	—	808
Pharmacy	—	—	59	—	—	59

Total services revenue	16	357	1,282	454	—	2,109

Total revenues—external customers	27,220	11,287	1,282	1,149	—	40,938

Intersegment revenues
Services	—	51	11,848	—	(11,899)	—
Products	—	—	2,803	—	(2,803)	—

Total intersegment revenues	—	51	14,651	—	(14,702)	—

Investment income	74	42	—	59	200	375

Total revenues	27,294	11,380	15,933	1,208	(14,502)	41,313

Operating expenses:
Benefits	22,914	9,124	—	935	(409)	32,564
Operating costs	2,963	1,832	15,237	446	(14,123)	6,355
Depreciation and amortization	134	102	147	20	(70)	333

Total operating expenses	26,011	11,058	15,384	1,401	(14,602)	39,252

Income (loss) from operations	1,283	322	549	(193)	100	2,061
Interest expense	—	—	—	—	140	140

Income (loss) before income taxes	$1,283	$322	$549	$(193)	$(40)	$1,921

Benefit ratio	84.2%	83.5%		134.5%		83.9%
Operating cost ratio	10.9%	16.2%	95.6%	38.8%		15.5%

Humana Inc.

FY 12 Segment Financial Information (Recast) (C)

In millions

	Retail	Employer Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues—external customers
Premiums:
Medicare Advantage	$20,788	$4,064	$—	$—	$—	$24,852
Medicare stand-alone PDP	2,853	8	—	—	—	2,861

Total Medicare	23,641	4,072	—	—	—	27,713

Fully-insured	1,004	4,996	—	—	—	6,000
Specialty	171	1,070	—	—	—	1,241
Military services	—	—	—	1,017	—	1,017
Medicaid and other (A)	185	—	—	853	—	1,038

Total premiums	25,001	10,138	—	1,870	—	37,009

Services revenue:
Provider	—	12	1,008	—	—	1,020
ASO and other (B)	24	358	—	308	—	690
Pharmacy	—	—	16	—	—	16

Total services revenue	24	370	1,024	308	—	1,726

Total revenues—external customers	25,025	10,508	1,024	2,178	—	38,735

Intersegment revenues
Services	2	31	9,720	—	(9,753)	—
Products	—	—	2,342	—	(2,342)	—

Total intersegment revenues	2	31	12,062	—	(12,095)	—

Investment income	79	42	—	58	212	391

Total revenues	25,106	10,581	13,086	2,236	(11,883)	39,126

Operating expenses:
Benefits	21,048	8,471	—	1,802	(336)	30,985
Operating costs	2,767	1,744	12,536	436	(11,653)	5,830
Depreciation and amortization	130	89	87	16	(27)	295

Total operating expenses	23,945	10,304	12,623	2,254	(12,016)	37,110

Income (loss) from operations	1,161	277	463	(18)	133	2,016
Interest expense	—	—	—	—	105	105

Income (loss) before income taxes	$1,161	$277	$463	$(18)	$28	$1,911

Benefit ratio	84.2%	83.6%		96.4%		83.7%
Operating cost ratio	11.1%	16.5%	95.8%	20.0%		15.1%

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	December 31,	December 31,	YTD Change
	2013	2012	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,138	$1,306
Investment securities	8,090	8,001
Receivables, net	950	733
Other current assets	2,122	1,670

Total current assets	12,300	11,710	$590	5.0%
Property and equipment, net	1,218	1,098
Long-term investment securities	1,710	1,846
Goodwill	3,733	3,640
Other long-term assets	1,774	1,685

Total assets	20,735	19,979	$756	3.8%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	3,893	3,779
Trade accounts payable and accrued expenses	1,821	2,042
Book overdraft	403	324
Unearned revenues	206	230

Total current liabilities	6,323	6,375	$(52)	-0.8%
Long-term debt	2,600	2,611
Future policy benefits payable	2,207	1,858
Other long-term liabilities	289	288

Total liabilities	11,419	11,132	$287	2.6%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 196,275,506 issued at December 31, 2013	33	32
Capital in excess of par value	2,267	2,101
Retained earnings	8,942	7,881
Accumulated other comprehensive income	158	386
Treasury stock, at cost, 42,245,097 shares at December 31, 2013	(2,084)	(1,553)

Total stockholders’ equity	9,316	8,847	$469	5.3%

Total liabilities and stockholders’ equity	$20,735	$19,979	$756	3.8%

Debt-to-total capitalization ratio	21.8%	22.8%
Return on Invested Capital (ROIC)—trailing 12 months	10.5%	11.5%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended December 31,		Dollar	Percentage
	2013	2012	Change	Change
Cash flows from operating activities
Net (loss) income	$(30)	$192
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	114	100
Net realized capital gains	(8)	(13)
Stock-based compensation	19	14
Provision (benefit) for deferred income taxes	11	(74)
Changes in operating assets and liabilities, net of effect of businesses acquired:
Receivables	(125)	(84)
Other assets	(165)	(17)
Benefits payable	(178)	(172)
Other liabilities	289	179
Unearned revenues	8	52
Other, net	49	28

Net cash (used in) provided by operating activities	(16)	205	($221)	-107.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	(26)	(947)
Purchases of property and equipment	(127)	(106)
Proceeds from sale of business	1	—
Purchases of investment securities	(596)	(1,055)
Maturities of investment securities	224	386
Proceeds from sales of investment securities	485	510

Net cash used in investing activities	(39)	(1,212)	$1,173	96.8%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	51	(50)
Proceeds from issuance of senior notes, net	—	990
Change in book overdraft	130	47
Common stock repurchases	(206)	(5)
Excess tax benefit from stock-based compensation	2	1
Dividends paid	(43)	(41)
Proceeds from stock option exercises and other	4	8

Net cash used in financing activities	(62)	950	($1,012)	-106.5%

Decrease in cash and cash equivalents	(117)	(57)
Cash and cash equivalents at beginning of period	1,255	1,363

Cash and cash equivalents at end of period	$1,138	$1,306

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Year Ended December 31,		Dollar	Percentage
	2013	2012	Change	Change
Cash flows from operating activities
Net income	$1,231	$1,222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	426	338
Net realized capital gains	(22)	(33)
Stock-based compensation	92	82
Provision (benefit) for deferred income taxes	42	(80)
Changes in operating assets and liabilities, net of effect of businesses acquired:
Receivables	(214)	352
Other assets	(330)	(253)
Benefits payable	109	(41)
Other liabilities	313	300
Unearned revenues	(24)	(43)
Other, net	93	79

Net cash provided by operating activities	1,716	1,923	($207)	-10.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	(187)	(1,235)
Purchases of property and equipment	(437)	(410)
Proceeds from sale of business	34	—
Purchases of investment securities	(3,261)	(3,221)
Maturities of investment securities	1,077	1,497
Proceeds from sales of investment securities	1,592	1,404

Net cash used in investing activities	(1,182)	(1,965)	$783	39.8%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(150)	(397)
Repayment of long-term debt	—	(36)
Proceeds from issuance of senior notes, net	—	990
Change in book overdraft	79	18
Common stock repurchases	(531)	(518)
Excess tax benefit from stock-based compensation	8	22
Dividends paid	(168)	(165)
Proceeds from stock option exercises and other	60	57

Net cash used in financing activities	(702)	(29)	($673)	-2320.7%

Decrease in cash and cash equivalents	(168)	(71)
Cash and cash equivalents at beginning of period	1,306	1,377

Cash and cash equivalents at end of period	$1,138	$1,306

Humana Inc.

Key Income Statement Ratios and Segment Operating Results

Dollars in millions

	Three Months Ended December 31,			Percentage	Year Ended December 31,			Percentage
	2013	2012	Difference	Change	2013	2012	Difference	Change
Benefit ratio
Retail	82.7%	82.8%	-0.1%		84.2%	84.2%	0.0%
Employer Group	87.5%	86.3%	1.2%		83.5%	83.6%	-0.1%
Other Businesses	nm	110.0%	nm		134.5%	96.4%	38.1%
Consolidated	85.8%	83.7%	2.1%		83.9%	83.7%	0.2%
Operating cost ratio
Retail	14.5%	13.1%	1.4%		10.9%	11.1%	-0.2%
Employer Group	18.1%	17.4%	0.7%		16.2%	16.5%	-0.3%
Healthcare Services	95.8%	97.2%	-1.4%		95.6%	95.8%	-0.2%
Other Businesses	86.1%	33.6%	52.5%		38.8%	20.0%	18.8%
Consolidated	18.9%	17.5%	1.4%		15.5%	15.1%	0.4%
Detail of pretax income (loss)
Retail	$177	$248	($71)	-28.6%	$1,283	$1,161	$122	10.5%
Employer Group	($79)	($16)	($63)	-393.8%	$322	$277	$45	16.2%
Healthcare Services	$137	$66	$71	107.6%	$549	$463	$86	18.6%
Other Businesses	($244)	($23)	($221)	-960.9%	($193)	($18)	($175)	-972.2%
Consolidated	($49)	$282	($331)	-117.4%	$1,921	$1,911	$10	0.5%

nm-not meaningful

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	December 31, 2013	December 31, 2012	Difference		September 30, 2013	Difference
Primary Care Providers:
Risk (D)
Owned / JV	2,900	2,600	300	11.5%	2,900	—	0.0%
Contracted	8,400	6,600	1,800	27.3%	8,200	200	2.4%
Path-to-Risk (E)	22,300	18,200	4,100	22.5%	21,900	400	1.8%
Care Management Professionals:
Employed	5,500	3,300	2,200	66.7%	4,800	700	14.6%
Contracted	7,200	3,400	3,800	111.8%	6,400	800	12.5%

Total	12,700	6,700	6,000	89.6%	11,200	1,500	13.4%

Care Management Statistics:
Number of members with complex chronic conditions in Humana Chronic Care Program	280,200	151,000	129,200		248,000	32,200
Number of high-risk discharges enrolled in Humana Transitions Program	18,500	1,300	17,200		11,500	7,000

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended	Quarter Ended			Quarter Ended
	December 31, 2013	December 31, 2012	Year-over-Year Difference		September 30, 2013	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	86.2%	85.9%	0.3%		86.2%	0.0%
Employer Group	79.8%	78.1%	1.7%		79.8%	0.0%
Total	85.5%	85.0%	0.5%		85.5%	0.0%

Mail-Order Penetration
Retail	23.3%	22.2%	1.1%		23.3%	0.0%
Employer Group	14.1%	14.6%	-0.5%		14.5%	-0.4%
Total	22.2%	21.3%	0.9%		22.3%	-0.1%

			Difference	Percentage Change		Difference	Percentage Change
Script volume
Retail	62,700	54,100	8,600	15.9%	61,800	900	1.5%
Employer Group	8,200	7,200	1,000	13.9%	7,900	300	3.8%

Total	70,900	61,300	9,600	15.7%	69,700	1,200	1.7%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Year Ended	Year Ended	Year-over-Year
	December 31, 2013	December 31, 2012	Difference
Pharmacy:
Generic Dispense Rate
Retail	86.4%	84.5%	1.9%
Employer Group	79.8%	76.3%	3.5%
Total	85.6%	83.6%	2.0%

Mail-Order Penetration
Retail	23.0%	23.0%	0.0%
Employer Group	14.4%	15.3%	-0.9%
Total	22.0%	22.2%	-0.2%

				Percentage
			Difference	Change
Script volume
Retail	242,900	211,600	31,300	14.8%
Employer Group	31,400	26,600	4,800	18.0%

Total	274,300	238,200	36,100	15.2%

Humana Inc.

Membership Detail

In thousands

	Ending December 31,	Average	Ending December 31,	Year-over-Year Change		Ending September 30,	Sequential Change
	2013	4Q13	2012	Amount	Percent	2013	Amount	Percent
Medical Membership:
Retail
Medicare Advantage	2,068.7	2,058.8	1,927.6	141.1	7.3%	2,044.4	24.3	1.2%
Medicare stand-alone PDPs	3,271.7	3,269.1	3,052.7	219.0	7.2%	3,255.1	16.6	0.5%
Individual commercial	505.4	497.6	444.0	61.4	13.8%	492.8	12.6	2.6%
State-based Medicaid (F)	85.5	82.9	52.1	33.4	64.1%	80.0	5.5	6.9%
Medicare Supplement	94.7	94.2	77.4	17.3	22.4%	92.5	2.2	2.4%

Total Retail	6,026.0	6,002.6	5,553.8	472.2	8.5%	5,964.8	61.2	1.0%

Employer Group
Medicare Advantage fully-insured	429.1	428.0	370.8	58.3	15.7%	425.4	3.7	0.9%
Medicare Advantage ASO	—	—	27.7	(27.7)	-100.0%	—	—	—
Medicare stand-alone PDPs	4.2	4.2	4.4	(0.2)	-4.5%	4.2	—	0.0%
Fully-insured medical commercial	1,237.0	1,221.5	1,211.8	25.2	2.1%	1,198.6	38.4	3.2%
ASO commercial	1,162.8	1,162.2	1,237.7	(74.9)	-6.1%	1,161.0	1.8	0.2%

Total Employer Group	2,833.1	2,815.9	2,852.4	(19.3)	-0.7%	2,789.2	43.9	1.6%

Other Businesses
Military services	3,101.8	3,102.4	3,123.9	(22.1)	-0.7%	3,103.5	(1.7)	-0.1%
Puerto Rico Medicaid and other	23.4	23.6	558.7	(535.3)	-95.8%	556.2	(532.8)	-95.8%

Total Other Businesses	3,125.2	3,126.0	3,682.6	(557.4)	-15.1%	3,659.7	(534.5)	-14.6%

Total Medical Membership	11,984.3	11,944.5	12,088.8	(104.5)	-0.9%	12,413.7	(429.4)	-3.5%

Specialty Membership:
Retail
Dental—fully-insured	739.3	740.2	691.5	47.8	6.9%	741.2	(1.9)	-0.3%
Vision	156.5	155.8	118.7	37.8	31.8%	154.2	2.3	1.5%
Other supplemental benefits (G)	146.7	145.3	138.5	8.2	5.9%	144.5	2.2	1.5%

Total Retail	1,042.5	1,041.3	948.7	93.8	9.9%	1,039.9	2.6	0.3%

Employer Group
Dental—fully-insured	2,513.5	2,507.7	2,446.4	67.1	2.7%	2,496.1	17.4	0.7%
Dental—ASO	873.0	872.5	868.3	4.7	0.5%	872.1	0.9	0.1%
Vision	2,035.8	2,250.8	2,525.0	(489.2)	-19.4%	2,496.7	(460.9)	-18.5%
Other supplemental benefits (G)	1,358.5	1,353.8	1,296.5	62.0	4.8%	1,342.4	16.1	1.2%

Total Employer Group	6,780.8	6,984.8	7,136.2	(355.4)	-5.0%	7,207.3	(426.5)	-5.9%

Total Specialty Membership	7,823.3	8,026.1	8,084.9	(261.6)	-3.2%	8,247.2	(423.9)	-5.1%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Three Months Ended December 31,		Dollar	Percentage	Per Member per Month (H) Three Months Ended December 31,
	2013	2012	Change	Change	2013	2012
Premiums and Services Revenue
Retail:
Medicare Advantage	$5,621	$5,184	$437	8.4%	$910	$899
Medicare stand-alone PDPs	739	683	56	8.2%	75	75
Individual commercial	257	216	41	19.0%	172	162
State-based Medicaid (F)	101	47	54	114.9%	406	305
Medicare Supplemental	47	39	8	20.5%	166	170
Specialty	55	46	9	19.6%	18	16
ASO & other services (B)	9	7	2	28.6%

Total Retail	6,829	6,222	607	9.8%

Employer Group:
Medicare Advantage fully-insured	1,167	1,005	162	16.1%	909	905
Medicare stand-alone PDPs	2	2	—	0.0%
Fully-insured medical commercial	1,298	1,251	47	3.8%	354	345
Specialty	272	277	(5)	-1.8%	15	15
ASO & other services (B)	108	106	2	1.9%

Total Employer Group	2,847	2,641	206	7.8%

Healthcare Services:
Pharmacy solutions	3,472	2,832	640	22.6%
Provider services	543	345	198	57.4%
Home care services	131	67	64	95.5%
Integrated behavioral health	32	34	(2)	-5.9%

Total Healthcare Services	4,178	3,278	900	27.5%

Other Businesses:
Military services (I)	96	97	(1)	-1.0%
Puerto Rico Medicaid and other (J)	19	233	(214)	-91.8%	—	131

Total Other Businesses	$115	$330	$(215)	-65.2%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Year Ended December 31,		Dollar	Percentage	Per Member per Month (H) Year Ended December 31,
	2013	2012	Change	Change	2013	2012
Premiums and Services Revenue
Retail:
Medicare Advantage	$22,481	$20,788	$1,693	8.1%	$921	$917
Medicare stand-alone PDPs	3,025	2,853	172	6.0%	78	80
Individual commercial	980	861	119	13.8%	171	162
State-based Medicaid (F)	328	185	143	77.3%	360	318
Medicare Supplemental	180	143	37	25.9%	165	166
Specialty	210	171	39	22.8%	17	16
ASO & other services (B)	16	26	(10)	-38.5%

Total Retail	27,220	25,027	2,193	8.8%

Employer Group:
Medicare Advantage fully-insured	4,710	4,064	646	15.9%	935	932
Medicare stand-alone PDPs	8	8	—	0.0%
Fully-insured medical commercial	5,117	4,996	121	2.4%	354	348
Specialty	1,095	1,070	25	2.3%	14	15
ASO & other services (B)	408	401	7	1.7%

Total Employer Group	11,338	10,539	799	7.6%

Healthcare Services:
Pharmacy solutions	13,138	11,368	1,770	15.6%
Provider services	2,247	1,377	870	63.2%
Home care services	420	207	213	102.9%
Integrated behavioral health	128	134	(6)	-4.5%

Total Healthcare Services	15,933	13,086	2,847	21.8%

Other Businesses:
Military services (I)	398	1,288	(890)	-69.1%
Puerto Rico Medicaid and other (J)	751	890	(139)	-15.6%	132	128

Total Other Businesses	$1,149	$2,178	$(1,029)	-47.2%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

					Per Member per Month (H)
	Three Months Ended December 31,		Year-over-year Change		Three Months Ended December 31,
	2013	2012	Amount	Percent	2013	2012
Premiums
Medicare Advantage	$6,788	$6,189	$599	9.7%	$910	$900
Medicare stand-alone PDPs	741	685	56	8.2%	75	$75

Total Medicare	$7,529	$6,874	$655	9.5%

					Per Member per Month (H)
	Year Ended December 31,		Year-over-year Change		Year Ended December 31,
	2013	2012	Amount	Percent	2013	2012
Premiums
Medicare Advantage	$27,191	$24,852	$2,339	9.4%	$924	$919
Medicare stand-alone PDPs	3,033	2,861	172	6.0%	78	80

Total Medicare	$30,224	$27,713	$2,511	9.1%

	Ending	Ending	Year-over-year Change
	December 31, 2013	December 31, 2012	Amount	Percent
Fully-Insured Membership
Medicare Advantage	2,497.8	2,298.4	199.4	8.7%
Medicare stand-alone PDPs	3,275.9	3,057.1	218.8	7.2%

Total Medicare	5,773.7	5,355.5	418.2	7.8%

			Member Mix
	Ending	Ending	December 31,	December 31,
	December 31, 2013	December 31, 2012	2013	2012
Retail Segment Detail
Medicare Advantage Membership
HMO	1,059.7	935.8	51.2%	48.5%
PPO	1,009.0	991.8	48.8%	51.5%

Total Individual Medicare	2,068.7	1,927.6	100.0%	100.0%

Medicare Advantage Membership
Risk (D)	561.5	511.7	27.1%	26.5%
Path-to-Risk (E)	464.4	363.9	22.4%	18.9%
Other	1,042.8	1,052.0	50.5%	54.6%

Total Individual Medicare	2,068.7	1,927.6	100.0%	100.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	12/31/2013	9/30/2013	12/31/2012
Investment Portfolio:
Cash & cash equivalents	$1,138	$1,255	$1,306
Investment securities	8,090	8,262	8,001
Long-term investment securities	1,710	1,737	1,846

Total investment portfolio	$10,938	$11,254	$11,153

Duration (K)	4.33	4.25	4.02

Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,138	$1,255	$1,306

U.S. Government and agency obligations
U.S. Treasury and agency obligations	584	623	618
U.S. Government residential mortgage-backed	1,792	1,775	1,569
U.S. Government commercial mortgage-backed	28	32	34

Total U.S. Government and agency obligations	2,404	2,430	2,221

Tax-exempt municipal securities
Pre-refunded	222	290	311
Insured	548	578	627
Other	2,188	2,149	2,120
Auction rate securities	13	13	13

Total tax-exempt municipal securities	2,971	3,030	3,071

Residential mortgage-backed
Prime residential mortgages	21	30	32
Alt-A residential mortgages	1	1	1
Sub-prime residential mortgages	—	1	1

Total residential mortgage-backed	22	32	34

Commercial mortgage-backed	673	710	659

Asset-backed securities	63	77	68

Corporate securities
Financial services	825	879	864
Other	2,842	2,841	2,930

Total corporate securities	3,667	3,720	3,794

Total investment portfolio	$10,938	$11,254	$11,153

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	December 31,	September 30,	December 31,
	2013	2013	2012
Detail of benefits payable
IBNR and other benefits payable (L)	$3,199	$3,277	$3,158
Unprocessed claim inventories (M)	313	404	302
Processed claim inventories (N)	202	234	230
Payable to pharmacy benefit administrator (O)	179	155	85

Benefits payable, excluding military services	3,893	4,070	3,775
Military services benefits payable (P)	—	—	4

Total Benefits Payable	$3,893	$4,070	$3,779

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Year-to-date changes in benefits payable, excluding military services (Q)
Balances at January 1	$3,775	$3,775	$3,415
Acquisitions	—	—	66
Incurred related to:
Current year	32,711	24,738	30,198
Prior years (R)	(474)	(432)	(257)

Total incurred	32,237	24,306	29,941

Paid related to:
Current year	(29,098)	(21,000)	(26,738)
Prior years	(3,021)	(3,011)	(2,909)

Total paid	(32,119)	(24,011)	(29,647)

Balances at end of period	$3,893	$4,070	$3,775

	Year Ended	Nine Months Ended	Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$32,237	$24,306	$29,941
Military services benefit expense	(27)	(31)	908
Future policy benefit expense (S)	354	86	136

Consolidated Benefit Expense	$32,564	$24,361	$30,985

Humana Inc.

Benefits Payable Statistics (T)

Receipt Cycle Time (U)

	2013	2012	Change	Percentage Change
1st Quarter Average	12.5	13.0	(0.5)	-3.8%
2nd Quarter Average	13.1	13.7	(0.6)	-4.4%
3rd Quarter Average	13.4	13.0	0.4	3.1%
4th Quarter Average	13.4	12.8	0.6	4.7%

Full Year Average	13.1	13.1	0.0	0.0%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
12/31/2011	$280	599	2.8
3/31/2012	$376	1,028	4.2
6/30/2012	$310	1,077	4.2
9/30/2012	$380	1,440	5.7
12/31/2012	$302	1,061	4.1
3/31/2013	$327	1,247	4.7
6/30/2013	$380	1,274	4.7
9/30/2013	$404	1,879	7.4

12/31/2013	$313	1,240	4.5

Humana Inc.

Benefits Payable Statistics (Continued) (T)

Days in Claims Payable (V)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
12/31/2011	52.5	(1.0)	-1.9%
3/31/2012	50.1	(5.4)	-9.7%
6/30/2012	51.0	(5.0)	-8.9%
9/30/2012	51.6	(2.6)	-4.8%
12/31/2012	48.5	(4.0)	-7.6%
3/31/2013	49.0	(1.1)	-2.2%
6/30/2013	50.7	(0.3)	-0.6%
9/30/2013	49.5	(2.1)	-4.1%

12/31/2013	47.8	(0.7)	-1.4%

Year-to-Date Change in Days in Claims Payable (W)

	2013	2012
DCP—beginning of period	48.5	52.5
Components of change in DCP:
Change in unprocessed claims inventories	0.1	(0.1)
Change in processed claims inventories	(0.4)	0.3
Change in pharmacy payment cutoff	0.1	(0.1)
Change in capitation/provider settlements	(0.3)	(4.3)
All other	(0.2)	0.2

DCP—end of period	47.8	48.5

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

4Q13 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C)	Beginning on January 1, 2013, the company reclassified certain businesses and renamed its Health and Well-Being Services segment as Healthcare Services. Prior periods were recast to conform to the current presentation.
(D)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(E)	A path-to-risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(F)	Includes Medicaid Temporary Assistance for Needy Families (TANF), which contracts are generally reinsured through partnering relationships, and Long-Term Support Services (LTSS) from state-based contracts.
(G)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(H)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(I)	Military services revenues are generally not contracted on a per-member basis.
(J)	Includes premiums associated with Puerto Rico Medicaid and the closed block of long-term care insurance policies as well as services revenue.
(K)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(L)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(M)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(N)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of operating functions such as audit and check batching and handling.
(O)	The balance due to the company’s pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8th, 16th, and 24th of month) and the last day of the month.
(P)	Military services benefits payable primarily consists of IBNR related to the company’s previous contract that expired on March 31, 2012.
(Q)	The table excludes activity associated with military services benefits payable related to the previous contract that expired March 31, 2012.
(R)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(S)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(T)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(U)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 94% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(V)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period. This metric excludes military services, Medicare stand-alone PDPs, and incremental benefits expense associated with changes in future policyholder benefits.
(W)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This metric excludes military services, Medicare stand-alone PDPs, and incremental benefits expense associated with changes in future policyholder benefits.